Scottish Re Group Limited Receives NYSE Notice Related to Non-Compliance with Price Criteria for Common Stock

Hamilton, Bermuda, January 7, 2008 (BUSINESS WIRE) – Scottish Re Group Limited (NYSE: SCT) , or the “Company,” announces that on January 2, 2008 it was notified by the NYSE Regulation, Inc. (“NYSE Regulation”) that the Company had fallen below one of the quantitative criteria of the New York Stock Exchange’s (“NYSE”) continued listing standards related to maintaining a consecutive thirty trading-day average closing stock price of over $1.00 per ordinary share, as required by paragraph 802.01C of the NYSE Listed Company Manual. On December 31, 2007, the Company’s thirty trading-day average closing stock price was $0.95 per ordinary share and its absolute closing price was $0.73 per ordinary share.

T he Company has notif ied the NYSE that it intends to submit plans to address the price deficiency within the required ten business day period following the receipt of the notification .

Subject to ongoing reassessment by NYSE Regulation, the notification has no effect on the listing of the Company’s ordinary shares and 7.25% non-cumulative perpetual preferred shares, and the ordinary and preferred shares will continue to trade on the NYSE under the symbols “SCT” and “SCT-PB,” respectively. Under NYSE rules, at the end of the six month period following receipt of the original notification, the Company must have brought its ordinary shares price and average share price for a consecutive thirty trading-day period back above $1.00, or be subject to suspension and delisting procedures. In the interim, the NYSE will add the indicator “.BC” to the ticker symbol for the Company’s ordinary and perpetual preferred shares to signify that the Company remains “below criteria” required by the NYSE for continued listings.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com

Certain statements included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the forward-looking statements. Management of the Company cautions that these forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements.
Investors are directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

Scottish Re Media Contact

Rayissa Palmer

Vice President Marketing & Communications

Scottish Re

704-752-3422

information@scottishre.com